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                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Mercantile Bancorporation Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-42557) on Form S-8 of Mercantile Bancorporation Inc. of our report dated January 20, 1997, with respect to the consolidated balance sheets of Roosevelt Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the Form S-8 of Mercantile Bancorporation Inc. dated March 10, 1998.


                                       /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
March 10, 1998